UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 15, 2019

ARGAN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31756	13-1947195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Church Street, Suite 201, Rockville, MD	20850
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 315-0027

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                                         ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Title of Each Class:	Trading Symbol(s):	Name of each exchange on which registered:
Common Stock, $0.15 par value	AGX	NYSE

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Gemma Leadership Succession

Gemma Power Systems, LLC (“Gemma”), a wholly-owned subsidiary of Argan, Inc. (the “Company”), and William F. Griffin, Jr. reached agreement on the terms of the change in his role from Chief Executive Officer and Vice Chairman of Gemma to Non-Executive Chairman of Gemma, effective November 15, 2019. The change in Mr. Griffin’s role is an important step in the leadership transition that was planned to occur at Gemma.  As such, Gemma’s Co-Presidents, Charles Collins IV (“Chip”) and Terrence Trebilcock (“Colin”), have assumed policy-making leadership roles at Gemma and are now named executive officers of the Company. The Co-Presidents are responsible for directing the activities of Gemma and making the top management decisions affecting its performance, while Mr. Griffin will advise, mentor, support, and engage in various key activities at Gemma as needed.  In addition, Mr. Griffin will remain a key interested member of the Company’s Board of Directors. Summaries of the terms of the respective employment agreements are provided below.

Employment Agreement with Mr. Griffin

On November 15, 2019, Gemma entered into a Third Amended and Restated Employment Agreement (the “Griffin Employment Agreement”), with William F. Griffin, Jr. (the “Employee”) who shall serve as Non-Executive Chairman of Gemma. The initial term of his employment shall continue until January 31, 2021 unless earlier terminated as provided in the Griffin Employment Agreement. The employment period will automatically renew for successive one-year periods, subject to various contractual terms. Gemma shall pay the Employee base compensation at the annual rate of $3,000,000 and shall provide other standard employee benefits.  In addition, the Employee will have opportunities to earn bonus compensation. Similar to the Employee’s prior employment agreement, the Griffin Employment Agreement will include a change in control provision.

The foregoing summary does not constitute a complete description of the terms of the Griffin Employment Agreement, and reference is made to the complete text of the Griffin Employment Agreement that will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.

Employment Agreements with Messrs. Collins and Trebilcock

On November 15, 2019, Gemma entered into identical Employment Agreements (the “Co-President Employment Agreements”), with Chip and Colin (the “Executives”) who serve as Co-Presidents of Gemma. The initial term of the Executives’ employment shall continue until January 31, 2021 unless earlier terminated as provided in the Co-Presidents Employment Agreements. The Executives’ employment will automatically renew for successive one-year periods, subject to various terms.  Gemma shall pay each of the Executives base compensation at the annual rate of $315,000 and shall provide other standard employee benefits.  In addition, each of the Executives shall be entitled to earn incentive compensation based on the attainment of one or more performance goals.  The four performance goals for each of the Executives relate to Gemma’s achievement of certain levels of adjusted EBITDA and adjusted EBITDA as a percent of revenues, to Gemma’s meeting certain safety targets and to the increase in active contract backlog.

The foregoing summary does not constitute a complete description of the terms of the Co-President Employment Agreements, and reference is made to the complete text of the Co-President Employment Agreements that will be filed as exhibits to the Company’s next quarterly report on Form 10-Q.

Employment History of Messrs. Collins and Trebilcock

Mr. Collins, age 43, has served as Co-President at Gemma since August 2018.  Previously, he served as Director of Projects at Gemma from July 2018 to July 2019.  Prior to July 2018, Chip served as a Gemma Project Manager.

Mr. Trebilcock, age 49, has served as Co-President at Gemma since August 2018.  Previously, Colin served as a Senior Project and Construction Resource Manager at Gemma from July 2018 to July 2019.  From March 2016 to July 2017, he served as a Gemma Senior Project Manager. Prior to March 2016, Colin served as a Gemma Project Manager.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGAN, INC.

Date: November 15, 2019	By:	/s/ David H. Watson
David H. Watson
Senior Vice President, Chief Financial Officer, Treasurer and Secretary